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                                                                    EXHIBIT 99.2

[FRONT]

                                  NEOPATH, INC.
                              8271 154th Avenue NE
                            Redmond, Washington 98052
                                 (619) 550-3900


                    Proxy for Special Meeting of Shareholders
               to be held at 10:00 a.m. on September 30, 1999

           This Proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints Ronald R. Bromfield and Robert C. Bateman, and each of them, the true and lawful attorneys and proxies, with full power of substitution in the name, place and stead of the undersigned to vote at a Special Meeting of Shareholders (the "Meeting") of NeoPath, Inc. (the "Company") to be held on September 30, 1999 at 10:00 a.m., or at any adjournment or postponement thereof, in the manner designated below, all shares of the Company's common stock that the undersigned would be entitled to vote if personally present upon the following matters.
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[BACK]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

1.       To approve the Agreement and Plan of Merger.

         [ ]      FOR       [ ]      AGAINST         [ ]      ABSTAIN

2. To consider and act upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  Please sign and date exactly as your name(s) appear(s) and return in the enclosed envelope. When shares are held jointly, both holders should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

Signature:_____________________               Date:______________, 1999

Signature:_____________________               Date:______________, 1999